SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 AUGUST 9, 1999
                Date of Report (Date of earliest event reported)


                                  INNOVEX INC.
             (exact name of registrant as specified in its charter)

          MINNESOTA                     0-13143                   41-1223933
(State or other jurisdiction        (Commission File            (IRS Employer
      of incorporation)                 Number)              Identification No.)




               530 ELEVENTH AVENUE SOUTH, HOPKINS, MN            55343-9904
              (Address of principal executive offices)           (Zip Code)


                                 (612-938-4155)
              (Registrant's telephone number, including area code)


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Item 2. Acquisition or Disposition of Assets.

On August 9, 1999, Innovex Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of Innovex, Inc. ("Innovex"), completed its cash tender offer (the "Offer") for all outstanding shares of common stock (the "Shares"), including the associated rights, of ADFlex Solutions, Inc. ("ADFlex"), at a purchase price of $3.80 per share. The tender offer expired at midnight, New York City time, on August 3, 1999. The Purchaser accepted for payment 6,804,284 Shares for a purchase price of approximately $25.9 million. The acceptance of validly tendered Shares resulted in the Purchaser and Innovex acquiring approximately 76% of the outstanding Shares.

The Offer was made pursuant to the Offer and Agreement and Plan of Merger (the "Merger Agreement") dated as of July 1, 1999, by and among ADFlex, Innovex and the Purchaser. Pursuant to the Merger Agreement, a special meeting of ADFlex shareholders to vote on a proposal to approve and adopt the Merger Agreement is expected to be held on or about September 14, 1999. Pursuant to the Merger Agreement, the Purchaser will be merged with and into ADFlex (the "Merger") and the Shares (other than Shares held by ADFlex or by any subsidiary of ADFlex, or owned by Innovex, Purchaser or any other subsidiary of Innovex, which shall be cancelled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporate Law) will be converted into the right to receive $3.80 per share net in cash. As a result of the Offer, the Purchaser has the right to vote at the special meeting a sufficient number of Shares to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption. It is currently anticipated that the Merger will be effected shortly after the stockholder meeting.

The total consideration paid for Shares under the Offer and under the second step of the Merger is expected to be approximately $34.3 million. Innovex is financing the Offer and the Merger utilizing internally available funds. Pursuant to the Merger Agreement, Innovex and the Purchaser are required to pay off all outstanding balances under that certain Credit Agreement among ADFlex, BankBoston N.A. and BankBoston N.A., as agent for Lenders, as amended (the "Credit Agreement"). Innovex is in the process of obtaining credit facilities totaling in principal amount $40,000,000, which credit facilities will upon consummation of the Merger be utilized to refinance amounts owed under the Credit Agreement, pay down ADFlex's current liabilities and pay related transaction costs.

ADFlex is a leading supplier of flexible circuit based solutions to the computer, computer peripheral, communications, and consumer electronics industries. Applications for these flex-based interconnects include cellular phones, hard disk drives, other storage systems, high end consumer products, notebook computers, pagers, and personal communication systems.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)     Financial Statements of Business Acquired.

        To be filed within sixty (60) days of the date of filing of this Current Report on Form 8-K, as permitted by Item 7(a) (4) of Form 8-K.

(b)     Pro Forma Financial Information.

        To be filed within sixty (60) days of the date of filing of this Current Report on Form 8-K, as permitted by Item 7(b) (2) of Form 8-K.

(c)     Exhibits.

        2.1 Agreement and Plan of Merger, dated July 1, 1999, by and among ADFlex Solutions, Inc., Innovex, Inc. and Innovex Acquisition Corp. (incorporated by reference to Exhibit (c)(1) of the Innovex Inc. Schedule 14(d)(1) Tender Offer Statement filed with the Commission on July 7, 1999).


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       INNOVEX INC.
                                       Registrant


Date:   August 20, 1999                By: \s\ Thomas W. Haley
                                           Thomas W. Haley
                                           Chairman and Chief Executive Officer


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                                INDEX TO EXHIBITS

Exhibits                                                                 Page
--------                                                                 ----

2.1     Agreement and Plan of Merger, dated July 1, 1999, by and
        among ADFlex Solutions, Inc., Innovex, Inc. and Innovex       Previously
        Acquisition Corp                                                 filed


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